Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Second Quarter Operating Results
Second Quarter Summary

•	Net income of $2.7 million, or $0.12 per fully diluted share

•	Total new loan commitments of $83.7 million and loan fundings of $52.7 million

•	Total loans increased $14.5 million from March 31, 2019

•	Noninterest-bearing deposits increased $14.0 million from March 31, 2019, and $37.7 million from December 31, 2018

•	Stable non-performing assets and no provision for loan and lease losses during the three months ended June 30, 2019

COSTA MESA, Calif., July 22, 2019 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three and six months ended June 30, 2019.
For the second quarter of 2019, the Company reported net income of $2.7 million, or $0.12 per fully diluted share. This compares to net income of $882 thousand, or $0.04 per fully diluted share, in the first quarter of 2019, and net income of $15.4 million, or $0.65 per fully diluted share, in the second quarter of 2018. The increase in net income, as compared to the three months ended March 31, 2019, is primarily attributable to a decrease in our provision for loan and lease losses as a result of one large charge off related to a single loan relationship during the previous quarter and increased net interest income, partially offset by higher operating expenses. The decrease in net income, as compared to the three months ended June 30, 2018, is primarily attributable to an increase in our provision for income taxes as a result of the release of the valuation allowance on our deferred tax asset during the three months ended June 30, 2018 compared to a provision for income taxes during the three months ended June 30, 2019, combined with higher operating expenses attributable to increased legal fees that are included in our professional fees.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We continue to execute well on our strategies to improve our deposit mix and funding profile. During the second quarter, we had further growth in total deposits driven primarily by checking accounts. Our success in gathering lower-cost deposits has enabled us to reduce our reliance on non-core time deposits and more effectively manage our cost of funds. We also had a strong quarter of loan production and new client acquisition activity. We added 39 new operating company relationships through the first half of the year, which puts us ahead of last year’s pace. Our strong new loan production is being offset by a significant increase in payoffs resulting from aggressive pricing and credit terms being offered by competitors. We have a growing loan pipeline that should result in continued strong loan production, although the headwind of elevated payoffs presents a challenge for generating a higher level of loan growth. We expect that our near-term earnings growth will be largely tied to our ability to offset payoffs in the loan portfolio and generate higher levels of net interest income.”

Results of Operations
The following table shows our operating results for the three and six months ended June 30, 2019, as compared to the three months ended March 31, 2019 and the three and six months ended June 30, 2018. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Six Months Ended June 30,
	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
	($ in thousands)
Total interest income	$16,466	$16,167	$15,914	$32,632	$30,929
Total interest expense	4,247	4,116	3,467	8,362	6,297
Net interest income	12,219	12,051	12,447	24,270	24,632
Provision for loan and lease losses	—	3,300	—	3,300	—
Total noninterest income	1,386	1,490	1,136	2,876	2,191
Total noninterest expense	9,707	8,983	9,299	18,691	18,832
Income tax (benefit) provision	1,170	376	(11,085)	1,545	(11,085)
Net income	$2,728	$882	$15,369	$3,610	$19,076

Net Interest Income
Q2 2019 vs Q1 2019. Net interest income increased $168 thousand, or 1.4%, for the three months ended June 30, 2019 as compared to the three months ended March 31, 2019 primarily as a result of:

•
An increase in interest income of $299 thousand, or 1.8%, primarily attributable to an increase in interest earned on short-term investments as a result of a higher average balances during the three months ended June 30, 2019 as compared to the three months ended March 31, 2019; partially offset by

•
An increase in interest expense of $131 thousand, or 3.2%, primarily attributable to an increase in interest paid on our deposits as a result of higher average balances during the three months ended June 30, 2019 as compared to the three months ended March 31, 2019, which was primarily the result of an increase in the number of new operating company relationships.

Our net interest margin decreased to 3.58% for the three months ended June 30, 2019 as compared to 3.63% for the three months ended March 31, 2019. The decrease is primarily attributable to fluctuation in the mix of earning assets resulting from the increase in short-term investments, which caused the yield on earning assets to decrease even though the yield on loans increased. Also contributing to the decrease in net interest margin was an increase in the cost of interest bearing liabilities resulting from an increase in prevailing interest rates on certificates of deposit, partially offset by decreases in interest rates on other interest bearing liabilities.
Q2 2019 vs Q2 2018. Net interest income decreased $228 thousand, or 1.8%, for the three months ended June 30, 2019 as compared to the three months ended June 30, 2018 primarily as a result of:

•
An increase in interest expense of $780 thousand, or 22.5%, primarily attributable to an increase in the volume of and rates of interest paid on our non-maturing interest bearing deposits for the three months ended June 30, 2019 as compared to the three months ended June 30, 2018, which was primarily the result of higher deposits due to new client acquisition, and our decision to increase the rate of interest paid on our non-maturing interest bearing deposits resulting from the rising interest rate environment, which was somewhat offset by a change in our mix of deposits from higher cost certificates of deposit to non-maturing interest and non-interest bearing deposits; partially offset by

•
An increase in interest income of $552 thousand, or 3.5%, primarily attributable to an increase in interest earned on short-term investments as a result of higher average balances and an increase in the average yield on earning assets as a result of the rising interest rate environment during the three months June 30, 2019 as compared to the three months ended June 30, 2018, which was partially offset by a decrease of $812 thousand in interest recoveries on loans that had been on nonaccrual status but were paid in full during the three months ended June 30, 2018.

YTD 2019 vs YTD 2018. Net interest income decreased $362 thousand, or 1.5%, for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018, primarily as a result of:

•
An increase in interest expense of $2.1 million, or 32.8%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits and other borrowings for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018, which was primarily the result of higher deposits due to new client acquisition, our decision to increase the rate of interest paid on our non-maturity interest bearing deposits and our certificates of deposit resulting from the rising interest rate environment, and an increase in our FHLB borrowings; partially offset by

•
An increase in interest income of $1.7 million, or 5.5%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018, which was primarily the result of the rising interest rate environment, which was partially offset by a decrease of $1.6 million in interest recoveries on loans that had been on nonaccrual status but were paid in full during the six months ended June 30, 2018.

Provision for Loan and Lease Losses
Q2 2019 vs Q1 2019. We recorded no provision for loan and lease losses during the three months ended June 30, 2019 as a result of a nominal increase in our loan portfolio during the quarter with a favorable change in the composition of loans. We recorded a $3.3 million provision for loan and lease losses during the three months ended March 31, 2019 as a result of total charge offs of $5.7 million, which primarily related to one large credit, partially offset by a decline in the level of classified assets. During the three months ended June 30, 2019, we had net charge-offs of $40 thousand, compared to net charge-offs of $5.3 million for the three months ended March 31, 2019.
Q2 2019 vs Q2 2018. We recorded no provision for loan and lease losses during the three months ended June 30, 2019 as a result of a nominal increase in our loan portfolio during the quarter with a favorable change in the composition of loans. We recorded no provision for loan and lease losses during the three months ended June 30, 2018 due primarily to a slight decrease in our loan portfolio during the quarter.
YTD 2019 vs YTD 2018. We recorded a $3.3 million provision for loan and lease losses during the six months ended June 30, 2019 as a result of total net charge-offs of $5.3 million, which primarily related to one large credit, partially offset by a decline in the level of classified assets. We recorded no provision for loan and lease losses during the six months ended June 30, 2018 primarily as a result of reserves for new loan growth being offset by a decline in the level of classified assets.
Noninterest Income
Q2 2019 vs Q1 2019. Noninterest income decreased $104 thousand, or 7.0%, for the three months ended June 30, 2019 as compared to the three months ended March 31, 2019, primarily resulting from a decrease in loan servicing fees.
Q2 2019 vs Q2 2018. Noninterest income increased by $250 thousand, or 22.0%, for the three months ended June 30, 2019 as compared to the three months ended June 30, 2018, primarily as a result of an increase of $300 thousand in gain on sale of SBA loans during the second quarter of 2019 as compared to the same period in 2018.
YTD 2019 vs YTD 2018. Noninterest income increased $685 thousand, or 31.3%, for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018, primarily as a result of:

•	An increase of $600 thousand in gain on sale of SBA loans during the six months ended June 30, 2019 as compared to the same period in 2018; and

•	An increase in deposit related fees, credit card fees and loan service fees during the six months ended June 30, 2019 as compared to the same period in 2018; partially offset by

•	A gain of $48 thousand on the sale of securities available for sale during the six months ended June 30, 2018 that did not occur in the same period in 2019.
Noninterest Expense
Q2 2019 vs Q1 2019. Noninterest expense increased $724 thousand, or 8.1%, for the three months ended June 30, 2019 as compared to the three months ended March 31, 2019, primarily as a result of:

•
An increase of $296 thousand in salaries and employee benefits primarily related to an increase in the incentive compensation accrual during the second quarter of 2019 and an annual increase in employee salaries; and

•	An increase of $394 thousand in our professional fees primarily related to higher legal fees during the second quarter of 2019; partially offset by

•	A decrease of $67 thousand in our other real estate owned expense during the three months ended June 30, 2019 as compared to the three months ended March 31, 2019.

Q2 2019 vs Q2 2018. Noninterest expense increased $408 thousand, or 4.4%, for the three months ended June 30, 2019 as compared to the three months ended June 30, 2018, primarily as a result of:

•
An increase of $554 thousand in our professional fees primarily related to higher legal fees during the second quarter of 2019 and the recovery of legal fees attributable to the payoff of a loan relationship during the second quarter of 2018 that was previously on nonaccrual status; and

•	An increase of $146 thousand in our data processing fees primarily related to a higher credit card and deposit volume in the second quarter of 2019; partially offset by

•	A decrease of $179 thousand in salaries and employee benefits primarily related to employee benefits;

•	A decrease of $73 thousand in our FDIC insurance expenses primarily related to a decrease in our premium; and

•
A decrease in various expense accounts related to the normal course of operating, including expenses related to loan production and business development during the three months ended June 30, 2019 as compared to the three months ended June 30, 2018;

YTD 2019 vs YTD 2018. Noninterest expense decreased $141 thousand, or 0.7%, for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018, primarily as a result of:

•	A decrease of $899 thousand in salaries and employee benefits primarily related to a decrease in employee benefits and incentive compensation;

•	A decrease of $191 thousand in our FDIC insurance expenses primarily related to a decrease in our premium; and

•	A decrease in various expense accounts related to the normal course of operating, including expenses related to loan production and business development; partially offset by

•
An increase of $600 thousand in our professional fees primarily related to higher legal fees in 2019 and the recovery of legal fees attributable to the payoff of a loan relationship in the second quarter of 2018 that was previously on nonaccrual status;

•	An increase of $104 thousand in occupancy and equipment expense related to building and equipment maintenance; and

•	An increase $272 thousand in data processing fees primarily related to a higher credit card and deposit volume.

Income tax provision (benefit)
For the three and six months ended June 30, 2019, we had an income tax expense of $1.2 million and $1.5 million, respectively. The income tax expense during the three and six months ended June 30, 2019 is a result of our operating income. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at June 30, 2019. The value of our deferred tax asset at June 30, 2019 was computed based on an estimate of taxable income for the full year of 2019.
For the three months ended March 31, 2019, we had an income tax expense of $376 thousand. The income tax expense during the three months ended March 31, 2019 is a result of our operating income.
For the three and six months ended June 30, 2018, we had an income tax benefit of $11.1 million, as a result of the release of our full valuation allowance of $11.1 million on our net deferred tax asset. During the three and six months ended June 30, 2018, management determined that the valuation allowance that was previously established on the balance of our deferred tax asset was no longer required at June 30, 2018 and released the entire $11.1 million during the three months ended June 30, 2018.

Balance Sheet Information
Loans
As indicated in the table below, at June 30, 2019, gross loans totaled approximately $1.1 billion, which represented an increase of $14.5 million, or 1.4%, compared to gross loans outstanding at March 31, 2019. The following table sets forth the composition, by loan category, of our loan portfolio at June 30, 2019, March 31, 2019, and December 31, 2018.

	June 30, 2019		March 31, 2019		December 31, 2018
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$441,850	40.7%	$448,021	41.9%	$444,441	40.7%
Commercial real estate loans - owner occupied	214,233	19.7%	213,334	19.9%	211,645	19.3%
Commercial real estate loans - all other	221,437	20.4%	220,106	20.5%	226,441	20.7%
Residential mortgage loans - multi-family	83,966	7.7%	91,856	8.6%	97,173	8.9%
Residential mortgage loans - single family	21,294	2.0%	19,776	1.8%	21,176	1.9%
Construction and land development loans	12,230	1.1%	29,261	2.7%	38,496	3.5%
Consumer loans	91,442	8.4%	49,549	4.6%	54,514	5.0%
Gross loans	$1,086,452	100.0%	$1,071,903	100.0%	$1,093,886	100.0%
The increase of $14.5 million in gross loans during the second quarter of 2019 was primarily a result of total new organic loan fundings of $52.7 million, along with loan portfolio purchases and participations including a $39.9 million specialty automobile loan portfolio purchase, $2.2 million in commercial real estate loan participations, and $4.3 million in commercial loan participations, partially offset by loan payments and payoffs of $84.5 million, and charge offs of $127 thousand. The specialty automobile loan portfolio acquisition, which approximately doubled the size of the Bank’s existing specialty auto portfolio, was made in light of the favorable performance of this asset class, including high asset quality and attractive yield, but does not reflect a change in the bank’s overall C&I market strategy.
During the second quarter of 2019, we secured new client relationships with commercial loan commitments of $37.9 million, of which $19.7 million were funded at June 30, 2019. Our total commercial loan commitments increased to $729.9 million at June 30, 2019 from $701.3 million at March 31, 2019, while the utilization rate of commercial loan commitments decreased to 60.1% at June 30, 2019 from 63.3% at March 31, 2019.

Deposits

	June 30, 2019	March 31, 2019	December 31, 2018
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$378,063	$364,083	$340,406
Interest-bearing checking accounts	112,626	100,294	64,144
Money market and savings deposits	450,057	450,003	460,355
Certificates of deposit	258,884	266,970	271,097
Totals	$1,199,630	$1,181,350	$1,136,002
The increase in our total deposits from March 31, 2019 to June 30, 2019 is primarily attributable to an increase of $26.3 million in our checking accounts, partially offset by a decrease of $8.1 million in our certificates of deposit. The increase in our core deposits is the result of new client acquisition, which has resulted in relationships with growing operating companies that are attracting capital investment to fund that growth. The decrease in our certificates of deposit is primarily the result of our decision to improve our deposit mix by replacing higher cost certificates of deposit with lower priced core deposits. Lower priced core deposits increased to 78.4% of total deposits, while higher priced certificates of deposit decreased to 21.6% of total deposits at June 30, 2019, as compared to 77.4% and 22.6% of total deposits, respectively, at March 31, 2019.

Asset Quality
Nonperforming Assets

	2019		2018
	June 30	March 31	June 30
	($ in thousands)
Total non-performing loans	$1,344	$1,321	$5,325
Other real estate owned	—	—	2,073
Other non-performing assets	82	96	—
Total non-performing assets	$1,426	$1,417	$7,398
90-day past due loans(1)	$—	$—	$2,669
Total classified assets	$5,174	$4,079	$14,757
Allowance for loan and lease losses	$11,474	$11,514	$13,369
Allowance for loan and lease losses /gross loans	1.06%	1.07%	1.26%
Allowance for loan and lease losses /total assets	0.81%	0.82%	0.98%
Ratio of allowance for loan and lease losses to nonperforming loans	853.72%	871.61%	251.06%
Ratio of nonperforming assets to total assets	0.10%	0.10%	0.54%
Net quarterly charge-offs (recoveries) to gross loans	—%	0.49%	—%
_________________
(1)    No loans were 90 days or more past due at June 30, 2019.
Nonperforming assets at June 30, 2019 increased $9 thousand from March 31, 2019 as a result of an increase in non-performing loans, partially offset by a decrease in our other non-performing assets owned. The increase in our non-performing loans resulted from the addition of $309 thousand of commercial and consumer loans during the three months ended June 30, 2019, partially offset by principal payments of $159 thousand, charge-offs of $104 thousand and the transfer to other assets of $23 thousand, during the same period.
Our classified assets increased by $1.1 million from $4.1 million at March 31, 2019 to $5.2 million at June 30, 2019, and has decreased by $9.6 million from $14.8 million at June 30, 2018. The increase this quarter is primarily related to additions of $1.4 million during the three months ended June 30, 2019, partially offset by principal payments of $165 thousand, charge-offs of $112 thousand, and the transfer to other assets of $24 thousand, during the same period.
Allowance for loan and lease losses

	2019		2018
	June 30	March 31	December 31	September 30	June 30
	($ in thousands)
Balance at beginning of quarter	$11,514	$13,506	$13,463	$13,369	$13,405
Charge offs	(127)	(5,698)	(922)	(419)	(355)
Recoveries	87	406	965	513	319
Provision	—	3,300	—	—	—
Balance at end of quarter	$11,474	$11,514	$13,506	$13,463	$13,369
At June 30, 2019, the allowance for loan and lease losses (“ALLL”) totaled $11.5 million, which was approximately $40 thousand less than at March 31, 2019 and $1.9 million less than at June 30, 2018. The ALLL activity during the three months ended June 30, 2019 included net charge-offs of $40 thousand. There was no provision for loan and lease losses during the period, primarily attributable to nominal growth in the total loan portfolio and favorable change in the composition of loan categories during the three months ended June 30, 2019. The ratio of the ALLL-to-total loans outstanding as of June 30, 2019 was 1.06% as compared to 1.07% and 1.26% as of March 31, 2019 and June 30, 2018, respectively.

Capital Resources
At June 30, 2019, the Bank had total regulatory capital of $166.2 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 13.5% which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at June 30, 2019, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2019		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)

Total Capital to Risk Weighted Assets	$166,176	13.5%	$123,269	At least 10.0

Common Equity Tier 1 Capital to Risk Weighted Assets	$154,352	12.5%	$80,125	At least 6.5

Tier 1 Capital to Risk Weighted Assets	$154,352	12.5%	$98,615	At least 8.0

Tier 1 Capital to Average Assets	$154,352	11.0%	$70,416	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk of increases in our nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended June 30, 2019, which we expect to file with the SEC during the third quarter of 2019, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	Jun '19 vs Mar '19 % Change	Jun '19 vs Jun '18 % Change	June 30, 2019	June 30, 2018	% Change
Total interest income	$16,466	$16,167	$15,914	1.8%	3.5%	$32,632	$30,929	5.5%
Total interest expense	4,247	4,116	3,467	3.2%	22.5%	8,362	6,297	32.8%
Net interest income	12,219	12,051	12,447	1.4%	(1.8)%	24,270	24,632	(1.5)%
Provision for loan and lease losses	—	3,300	—	(100.0)%	100.0%	3,300	—	—%
Net interest income after provision for loan and lease losses	12,219	8,751	12,447	39.6%	(1.8)%	20,970	24,632	(14.9)%
Non-interest income:
Service fees on deposits and other banking services	443	398	407	11.3%	8.8%	840	794	5.8%
Net gain (loss) on sale of securities available for sale	—	—	—	—%	—%	—	48	(100.0)%
Net gain on sale of small business administration loans	300	300	—	—%	100.0%	600	—	—%
Net loss on sale of other assets	(11)	(25)	—	(56.0)%	—%	(36)	(4)	800.0%
Other non-interest income	654	817	729	(20.0)%	(10.3)%	1,472	1,353	8.8%
Total non-interest income	1,386	1,490	1,136	(7.0)%	22.0%	2,876	2,191	31.3%
Non-interest expense:
Salaries and employee benefits	5,737	5,441	5,916	5.4%	(3.0)%	11,177	12,076	(7.4)%
Occupancy and equipment	1,127	1,088	1,047	3.6%	7.6%	2,215	2,111	4.9%
Professional Fees	1,190	796	636	49.5%	87.1%	1,986	1,386	43.3%
OREO expenses, net	1	68	8	(98.5)%	(87.5)%	69	8	100.0%
FDIC Expense	193	164	266	17.7%	(27.4)%	357	548	(34.9)%
Other non-interest expense	1,459	1,426	1,426	2.3%	2.3%	2,887	2,703	6.8%
Total non-interest expense	9,707	8,983	9,299	8.1%	4.4%	18,691	18,832	(0.7)%
Income before income taxes	3,898	1,258	4,284	209.9%	(9.0)%	5,155	7,991	(35.5)%
Income tax expense	1,170	376	(11,085)	211.2%	(110.6)%	1,545	(11,085)	(113.9)%
Net income (loss) from continuing operations	2,728	882	15,369	209.3%	(82.2)%	3,610	19,076	(81.1)%
Net income	$2,728	$882	$15,369	209.3%	(82.2)%	$3,610	$19,076	(81.1)%
Net income (loss) allocable to common shareholders	$2,728	$882	$15,369	209.3%	(82.2)%	$3,610	$19,076	(81.1)%
Basic income per common share:
Net income available to common shareholders	$0.12	$0.04	$0.66	200.0%	(81.8)%	$0.15	$0.82	(81.7)%
Diluted income per common share:
Net income available to common shareholders	$0.12	$0.04	$0.65	200.0%	(81.5)%	$0.15	$0.81	(81.5)%
Weighted average number of common shares outstanding:
Basic	22,620	21,824	23,332	3.6%	(3.1)%	22,224	23,299	(4.6)%
Diluted	23,616	23,547	23,558	0.3%	0.2%	23,581	23,502	0.3%
Ratios from continuing operations(1):
Return on average assets	0.78%	0.26%	4.57%			0.52%	2.89%
Return on average equity	7.57%	2.50%	51.01%			5.06%	32.45%
Efficiency ratio	71.35%	66.34%	68.46%			68.85%	70.21%
____________________

(1)	Ratios for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	June 30, 2019	December 31, 2018	Increase/ (Decrease)

Cash and due from banks	$17,561	$13,250	32.5%
Interest bearing deposits with financial institutions(1)	247,680	174,468	42.0%
Interest bearing time deposits	2,420	2,420	—%
Investment securities (including stock)	36,303	40,053	(9.4)%
Loans (net of allowances of $11,474 and $13,506, respectively)	1,077,595	1,083,240	(0.5)%
Other real estate owned	—	1,173	(100.0)%
Net deferred tax assets	8,795	10,935	(19.6)%
Other assets	28,763	23,799	20.9%
Total assets	$1,419,117	$1,349,338	5.2%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$378,063	$340,406	11.1%
Interest bearing deposits
Interest checking	112,626	64,144	75.6%
Savings/money market	450,057	460,355	(2.2)%
Certificates of deposit	258,884	271,097	(4.5)%
Total interest bearing deposits	821,567	795,596	3.3%
Total deposits	1,199,630	1,136,002	5.6%
Other borrowings	40,000	40,000	—%
Other liabilities	16,044	14,435	11.1%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,273,201	1,207,964	5.4%
Shareholders’ equity	145,916	141,374	3.2%
Total Liabilities and Shareholders’ Equity	$1,419,117	$1,349,338	5.2%
Book value per share	$6.21	$6.06	2.5%
Shares outstanding, common	23,514,870	21,916,195	7.3%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$269,980	$1,620	2.41%	$225,561	$1,355	2.44%	$192,175	$864	1.80%
Securities available for sale and stock(2)	36,880	260	2.83%	39,203	292	3.02%	38,633	262	2.72%
Loans(3)	1,062,228	14,586	5.51%	1,080,771	14,520	5.45%	1,089,135	14,788	5.45%
Total interest-earning assets	1,369,088	16,466	4.82%	1,345,535	16,167	4.87%	1,319,943	15,914	4.84%
Noninterest-earning assets
Cash and due from banks	15,573			15,084			16,617
All other assets	26,052			29,231			12,970
Total assets	$1,410,713			$1,389,850			$1,349,530
Interest-bearing liabilities:
Interest-bearing checking accounts	$108,530	181	0.67%	$95,475	161	0.68%	$56,906	63	0.44%
Money market and savings accounts	460,935	2,106	1.83%	457,975	2,114	1.87%	434,294	1,670	1.54%
Certificates of deposit	261,721	1,466	2.25%	272,256	1,349	2.01%	326,660	1,349	1.66%
Other borrowings	40,220	262	2.61%	40,000	258	2.62%	36,934	171	1.86%
Junior subordinated debentures	17,527	232	5.31%	17,527	234	5.41%	17,527	214	4.90%
Total interest bearing liabilities	888,933	4,247	1.92%	883,233	4,116	1.89%	872,321	3,467	1.59%
Noninterest bearing liabilities
Demand deposits	360,597			341,134			346,553
Accrued expenses and other liabilities	16,544			22,277			9,802
Shareholders' equity	144,639			143,206			120,854
Total liabilities and shareholders' equity	$1,410,713			$1,389,850			$1,349,530
Net interest income		$12,219			$12,051			$12,447
Net interest income/spread			2.90%			2.98%			3.25%
Net interest margin			3.58%			3.63%			3.78%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Six Months Ended
	June 30, 2019			June 30, 2018
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$247,893	$2,975	2.42%	$186,422	$1,560	1.69%
Securities available for sale and stock(2)	38,035	551	2.92%	40,789	536	2.65%
Loans(3)	1,071,449	29,106	5.48%	1,076,109	28,833	5.40%
Total interest-earning assets	1,357,377	32,632	4.85%	1,303,320	30,929	4.79%
Noninterest-earning assets
Cash and due from banks	15,330			16,228
All other assets	27,632			10,051
Total assets	1,400,339			1,329,599
Interest-bearing liabilities:
Interest-bearing checking accounts	$102,038	$342	0.68%	$70,667	$177	0.51%
Money market and savings accounts	459,463	4,220	1.85%	392,046	2,654	1.37%
Certificates of deposit	266,959	2,815	2.13%	342,394	2,729	1.61%
Other borrowings	40,110	520	2.61%	38,489	337	1.77%
Junior subordinated debentures	17,527	465	5.35%	17,527	400	4.60%
Total interest bearing liabilities	886,097	8,362	1.90%	861,123	6,297	1.47%
Noninterest bearing liabilities
Demand deposits	350,919			339,238
Accrued expenses and other liabilities	19,397			10,706
Shareholders' equity	143,926			118,532
Total liabilities and shareholders' equity	1,400,339			1,329,599
Net interest income		$24,270			$24,632
Net interest income/spread			2.95%			3.32%
Net interest margin			3.61%			3.81%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.